UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 15, 2009

AltiGen Communications, Inc.
(Exact name of Registrant as specified in charter)

Delaware	000-27427	94-3204299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 East Plumeria Drive, San Jose, CA		95134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(408) 597-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On September 15, 2009, AltiGen Communications, Inc. received notification from the Nasdaq Stock Market (“Nasdaq”) that for the  30 consecutive business days preceding the date of the notification, the closing bid price of AltiGen’s common stock had been below the $1.00 minimum bid price per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), AltiGen will be granted 180 calendar days, or until March 14, 2010, to regain compliance with the minimum bid price requirement by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, Nasdaq will provide written notification that is has achieved compliance with the rule.  If the Company is unsuccessful in meeting the minimum bid requirement during this initial 180-day period, Nasdaq will provide notice to AltiGen that its common stock will be subject to delisting. Alternatively, AltiGen may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market under Nasdaq Listing Rule 5505. If it meets the initial listing criteria, according to the notification, AltiGen will be provided notice that it has been granted an additional 180 calendar day compliance period.  AltiGen is evaluating its options to reestablish compliance with Nasdaq Listing Rule 5550(a)(2).

AltiGen issued a press release on September 18, 2009 concerning this matter, a copy of which is attached.

ITEM 9.01(d) EXHIBITS.

99.1           Press release of AltiGen Communications, Inc. regarding receipt of notice from the Nasdaq Stock Market dated September 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AltiGen Communications, Inc.

Date: September 18, 2009	By:	/s/ Philip M. McDermott
Philip M. McDermott
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of AltiGen Communications, Inc. regarding receipt of notice from the Nasdaq Stock Market dated September 15, 2009.